Exhibit 99.2

{ENDOLOGIX, INC. LOGO}

PRESS RELEASE

DATE:	March 8, 2004

CONTACT:	Paul McCormick, Chief Executive Officer and President, 949-595-7200 www.endologix.com

Endologix Announces $16.3 Million
Private Placement

Irvine, Calif. – March 8, 2004 – Endologix, Inc. (Nasdaq: ELGX), developer of the PowerLink® System for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced that it has signed definitive agreements to complete a private placement of 3,200,000 shares of common stock to selected existing and new accredited investors at a price of $5.10 per share, which will result in net proceeds to the Company of approximately $15.3 million. The transaction is expected to be consummated within the next few days following satisfaction of certain customary closing conditions contained in the definitive transaction agreements.

“We are pleased to announce this financing, which is expected to provide sufficient funding for our operations through U.S. marketing approval for the PowerLink System as well as to support our initial limited U.S. product launch,” said Paul McCormick, Endologix president and chief executive officer.

The offering was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The Company intends to use net proceeds of the offering for working capital, including, without limitation, in connection with the Company’s clinical trial for the treatment of AAA, the Company’s efforts to obtain FDA approval for its PowerLink® System currently expected to gain marketing approval in the second half of 2004, planned marketing efforts, and for such other general corporate purposes as the Company’s Board of Directors may determine from time to time.

The securities offered in the private placement will not be registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In connection with the private placement, the Company has agreed to file a registration statement to register for resale the common stock issued in the private placement. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities issued in the private placement and is being issued under Rule 135(c) of the Securities Act of 1933.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. AAA, a life threatening condition, is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAAs is approximately 75%, making it the 13th leading cause of death in the United

Disclosure Page 51

States. Most patients with an AAA do not exhibit any symptoms and the first sign oftentimes is a rupture of the aneurysm. When an AAA ruptures, patients will experience pain in the abdomen and back, fainting and loss of consciousness frequently leading to shock and death. Once diagnosed, AAA patients will be managed by a combination of medical therapy and non-invasive monitoring, or by undergoing a major surgical procedure to repair the aneurysm.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to clinical trials and the regulatory approval process, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2002 and the Company’s other filings with the U.S. Securities Exchange Commission.

# # #

Disclosure Page 52